EXHIBIT 99.1

Old Line Bancshares, Inc. Reports a 13.37 Percent Increase in Three Month Net Income Available to Common Stockholders

BOWIE, Md., April 28, 2010 (GLOBE NEWSWIRE) -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income available to common stockholders increased $54,779 or 13.37% for the three month period ended March 31, 2010 as compared to the three months ended March 31, 2009. Earnings per basic and diluted common share were $0.12 for the three months ended March 31, 2010 and $0.11 for the same period in 2009. Net interest income increased $489,403 (18.45%) primarily as result of a $28.6 million increase in average total loans outstanding and improvement in the net interest margin for the three months ended March 31, 2010 relative to the three months ended March 31, 2009. As a result of continued improvement in the economy and because our asset quality remained relatively stable, we decreased the provision for loans losses $230,000 from $300,000 for the three months ended March 31, 2009 to $70,000 for the three months ended March 31, 2010. Non-interest revenue declined $310,711 compared to the same period last year. During the first three months of 2009, Pointer Ridge Office Investment, LLC produced approximately $405,000 in rental income that is included in other fees and commissions. Approximately $300,000 of that amount derived from a non-recurring lease termination fee. During the same period in 2010, we received approximately $64,000 in rental income from Pointer Ridge. The absence of the lease termination fee in 2010 and the subsequent loss of an additional tenant in the building owned by Pointer Ridge were the major causes of the decline in non-interest revenue. Primarily as a result of the opening of our Crofton and Fairwood Office Park branch locations in July and October 2009, respectively, and increased FDIC insurance premiums, non-interest expense increased $632,652 from $2.1 million in the 2009 period to $2.7 million in the 2010 period. During 2009, we repurchased from the U.S. Treasury the 7,000 shares of preferred stock that we issued to the U.S. Treasury as part of the Troubled Asset Relief Program. As a result of this repurchase, we no longer pay dividends on the preferred stock. This also contributed to the increase in net income available to common stockholders for the three month period and the increase in earnings per common and diluted share.

Mr. Cornelsen stated: "I am pleased to report strong earnings for the first quarter of 2010 and look forward to the remainder of the year ahead. In an extremely challenging economic environment during 2009 and the first three months of 2010, we worked diligently towards our goal of becoming the premier community bank east of Washington, D.C. While it remains uncertain whether the economy will continue on its path towards recovery, it appears the economy may reach a sustainable recovery during late 2010 or early 2011 and we remain cautiously optimistic that our borrowers will continue to stay current on their loans. Now that we have substantially completed our branch expansion, enhanced our data processing capabilities and expanded our commercial lending team, we believe that we are well positioned to capitalize on the opportunities that may become available in a healthy economy. Our asset quality remains strong. We have three non-accrual loans totaling $1.5 million and one property in other real estate owned in the amount of $223,169. On March 31, 2010, total non-performing assets were $1.7 million or 0.45% of total assets."

At March 31, 2010 and December 31, 2009, the allowance for loan losses was $2.5 million or 0.93% of gross loans. Based on our history, internal analysis and the satisfactory historical performance of the loan portfolio, we believe the allowance continues to appropriately reflect the inherent risk of loss in our portfolio and the current economic climate.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland, one branch in Annapolis, Maryland, one branch in Crofton, Maryland and five additional branches in Prince George's County, Maryland. Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George's, Anne Arundel, Charles and northern St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statements with respect to the adequacy of our loan loss allowance, that our borrowers will continue to perform and that we are well positioned to capitalize on opportunities that may become available constitute "forward-looking statements" as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates", "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, further deterioration in economic conditions in our target markets or nationally, continued increases in the unemployment rate in our target markets, and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	March 31, 2010	December 31, 2009
	(Unaudited)
Assets
Cash and due from banks	$ 5,666,112	$ 7,402,137
Interest bearing accounts	13,889,606	3,953,312
Federal funds sold	165,814	81,138
Total cash and cash equivalents	19,721,532	11,436,587
Time deposits in other banks	13,372,271	15,031,102
Investment securities available for sale	29,586,036	28,012,948
Investment securities held to maturity	22,000,103	5,806,507
Loans, less allowance for loan losses	270,762,389	265,008,669
Restricted equity securities at cost	2,957,650	2,957,650
Premises and equipment	17,240,486	17,326,099
Accrued interest receivable	1,197,397	1,055,249
Prepaid income taxes	88,882	--
Deferred income taxes	163,623	178,574
Bank owned life insurance	8,495,835	8,422,879
Other real estate owned	223,169	--
Other assets	1,946,104	1,982,262
Total assets	$ 387,755,477	$ 357,218,526

Liabilities and Stockholders' Equity
Deposits
Non-interest bearing	$ 51,455,994	$ 40,883,419
Interest bearing	250,695,018	245,464,373
Total deposits	302,151,012	286,347,792
Short term borrowings	30,743,345	16,149,939
Long term borrowings	16,432,635	16,454,067
Accrued interest payable	483,805	517,889
Income tax payable	--	175,543
Other liabilities	913,024	941,165
Total liabilities	350,723,821	320,586,395

Stockholders' equity
Common stock, par value $0.01 per share; authorized 15,000,000 shares; issued and outstanding 3,880,005 in 2009 and 3,862,364 in 2008	38,800	38,624
Additional paid-in capital	29,075,048	29,034,954
Retained earnings	6,846,581	6,498,446
Accumulated other comprehensive income	409,715	368,880
Total Old Line Bancshares, Inc. stockholders' equity	36,370,144	35,940,904
Non-controlling interest	661,512	691,227
Total stockholders' equity	37,031,656	36,632,131
Total liabilities and stockholders' equity	$ 387,755,477	$ 357,218,526
Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended March 31,
	2010	2009
Interest revenue
Loans, including fees	$ 3,953,356	$ 3,601,883
U.S. Treasury securities	--	4,856
U.S. government agency securities	54,555	102,921
Mortgage backed securities	275,216	267,921
Municipal securities	19,633	22,999
Federal funds sold	643	435
Other	86,726	100,933
Total interest revenue	4,390,129	4,101,948
Interest expense
Deposits	974,929	1,189,384
Borrowed funds	273,544	260,311
Total interest expense	1,248,473	1,449,695
Net interest income	3,141,656	2,652,253
Provision for loan losses	70,000	300,000
Net interest income after provision for loan losses	3,071,656	2,352,253

Non-interest revenue
Service charges on deposit accounts	74,820	72,189
Earnings on bank owned life insurance	86,123	93,461
Other fees and commissions	131,946	437,950
Total non-interest revenue	292,889	603,600
Non-interest expense
Salaries	1,165,415	837,057
Employee benefits	350,135	302,424
Occupancy	333,406	232,181
Equipment	106,876	79,878
Data processing	94,426	75,337
FDIC insurance and State of Maryland assessments	115,115	82,771
Other operating	529,409	452,482
Total non-interest expense	2,694,782	2,062,130

Income before income taxes	669,763	893,723
Income taxes	230,069	282,115
Net Income	439,694	611,608
Less: Net Income (Loss) attributable to the non-controlling interest	(24,840)	99,281
Net Income attributable to Old Line Bancshares, Inc.	464,534	512,327
Preferred stock dividends and discount accretion	--	102,572
Net income available to common stockholders	$ 464,534	$ 409,755

Basic earnings per common share	$ 0.12	$ 0.11
Diluted earnings per common share	$ 0.12	$ 0.11
Dividend per common share	$ 0.03	$ 0.03
CONTACT:  Old Line Bancshares, Inc.
          Christine M. Rush, Chief Financial Officer
          (301) 430-2544